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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2003 relating to the financial statements of GlobalSantaFe Corporation, which appears in GlobalSantaFe Corporation's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated March 21, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2002 relating to the financial statements of the GlobalSantaFe Savings Incentive Plan, which appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 2, 2003